Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER FISCAL 2022 RESULTS
TULSA, OK – November 8, 2021 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its first quarter of fiscal 2022.
Key highlights:
•Project awards of $266.9 million in the quarter resulting in a book-to-bill of 1.6, highest awards since the first quarter of fiscal 2020
•Backlog increased 21.4% in the quarter to $561.4 million
•Balance sheet remains strong with no debt; new $100.0 million credit facility
•First quarter revenue of $168.1 million
•First quarter loss per fully diluted share of $0.66; adjusted loss per fully diluted share of $0.60(1)
“In the quarter we recorded a significant increase in project awards, achieving a book to bill of 1.6 on project awards of $266.9 million. This quarter’s awards represent the highest awards seen since the first quarter of fiscal 2020 and included diversified projects such as LNG storage, thermal vacuum chambers, renewable fuels, and electrical infrastructure. Based on the strengthening market conditions and the first quarter awards, we expect improving results in the second half of our fiscal year. This award strength represents a long-awaited and important sign of client confidence returning to our markets, and the beginning of an award cycle that we believe will strengthen as we move into the new calendar year,” said John R. Hewitt, President and CEO. “Bidding remains extremely strong across all segments with numerous opportunities in LNG and NGL facilities, midstream gas processing, hydrogen and other renewables, as well as electrical infrastructure and mining and minerals.”
Earnings Summary
Revenue in the first quarter of fiscal 2022 was $168.1 million, a decrease of $6.8 million compared to fourth quarter fiscal 2021 revenue of $174.9 million. Gross margin was (2.1)% in the first quarter of fiscal 2022. Although we have made significant reductions to our overhead cost structure, at this current revenue volume, we did not fully leverage overhead costs, which contributed to the low gross margin and earnings for all three segments in the quarter.
In the Storage and Terminals Solutions segment, the Company delivered a disappointing operating performance which resulted in a gross margin of 0.6% for the quarter. The Process and Industrial Facilities segment performance, anchored by our nested refinery operations and industrial services group, provided good direct margins. In the Utility and Power Infrastructure segment, first quarter results were impacted by an increase in the forecasted costs to complete a large capital project, which resulted in a decrease in gross profit of $5.9 million. The change in estimate was principally due to unexpected equipment repairs during commissioning that delayed the scheduled completion and increased the estimated costs to complete. We achieved a critical performance milestone in the second quarter of fiscal 2022, which significantly reduced our financial exposure. While we expect that the forecasted financial outcome of the project will remain positive, it is well below our original expectations. In addition, we incurred a $2.1 million charge related to the collection of amounts owed on a project completed in 2019 that was tied up in litigation. The electrical infrastructure business in this segment had a good award cycle in the quarter and performed at a high level from a gross margin perspective. Some storm revenue this quarter also positively supported the margin outcome.
Interest expense in the first quarter of fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees associated with the prior credit agreement. In addition, earnings in the first quarter of fiscal 2022 included restructuring costs of $0.6 million.

Backlog
Our backlog as of September 30, 2021 was $561.4 million. Project awards in the first quarter of 2021 totaled $266.9 million, resulting in a book-to-bill ratio of 1.6. On a segment basis, the quarterly book-to-bill was 1.1 for Utility and Power Infrastructure, driven largely by bookings in electrical infrastructure. For Process and Industrial Facilities, the book-to-bill was 2.2 led by the award of a thermal vacuum chamber project, and Storage and Terminal Solutions was 1.6 led by projects supporting LNG and renewable fuels storage. The bookings during the quarter were the highest since the first quarter of fiscal 2020. Bidding activity is strong, and while the timing of project awards can fluctuate, we expect the trend of improving backlog to continue.
Financial Position
At September 30, 2021, we had no debt and total liquidity of $66.8 million. Liquidity is comprised of $34.7 million of unrestricted cash and cash equivalents and $32.1 million of borrowing availability under the ABL Facility. In addition, the Company has $27.6 million of restricted cash, of which $25.0 million is restricted to support the ABL Facility and $2.6 million is restricted to support a purchase card program associated with a prior card administrator while we transition to a new card administrator. We further expect this liquidity to improve in the second quarter as invested first quarter working capital returns and various letters of credit will be reduced by approximately $20.0 million as projects are completed.
(1)Non-GAAP Financial Measure
Adjusted loss per share is a non-GAAP financial measure which excludes the financial impact of the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement and restructuring costs. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to loss per share.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, November 9, 2021 and will be simultaneously broadcast live over the Internet which can be accessed at our website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
Dial in - Toll-Free 1-888-660-6127
Dial in - Toll 1-973-890-8355
Audience Passcode 7162239
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:

Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2021	September 30, 2020
Revenue	$168,093	$182,771
Cost of revenue	171,601	168,421
Gross profit (loss)	(3,508)	14,350
Selling, general and administrative expenses	16,629	18,128
Restructuring costs	605	(320)
Operating loss	(20,742)	(3,458)
Other income (expense):
Interest expense	(1,999)	(375)
Interest income	21	33
Other	(83)	1,033
Loss before income tax benefit	(22,803)	(2,767)
Provision (benefit) from federal, state and foreign income taxes	(5,265)	270
Net loss	$(17,538)	$(3,037)

Basic loss per common share	$(0.66)	$(0.12)
Diluted loss per common share	$(0.66)	$(0.12)
Weighted average common shares outstanding:
Basic	26,611	26,265
Diluted	26,611	26,265

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2021	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$34,678	$83,878
Restricted cash	2,600	—
Accounts receivable, less allowances (September 30, 2021—$586 and June 30, 2021—$898)	144,892	148,030
Costs and estimated earnings in excess of billings on uncompleted contracts	33,766	30,774
Inventories	6,314	7,342
Income taxes receivable	16,845	16,965
Other current assets	11,180	4,230
Total current assets	250,275	291,219
Property, plant and equipment at cost:
Land and buildings	41,556	41,633
Construction equipment	94,209	94,453
Transportation equipment	50,068	50,510
Office equipment and software	43,010	42,706
Construction in progress	126	493
Total property, plant and equipment - at cost	228,969	229,795
Accumulated depreciation	(163,171)	(160,388)
Property, plant and equipment - net	65,798	69,407
Restricted cash, non-current	25,000	—
Operating lease right-of-use assets	21,515	22,412
Goodwill	60,540	60,636
Other intangible assets, net of accumulated amortization	6,094	6,614
Deferred income taxes	10,687	5,295
Other assets, non-current	10,368	11,973
Total assets	$450,277	$467,556

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2021	June 30, 2021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,973	$60,920
Billings on uncompleted contracts in excess of costs and estimated earnings	50,973	53,832
Accrued wages and benefits	20,216	21,008
Accrued insurance	6,627	6,568
Operating lease liabilities	5,570	5,747
Other accrued expenses	4,918	5,327
Total current liabilities	154,277	153,402
Deferred income taxes	29	34
Operating lease liabilities	19,951	20,771
Other liabilities, non-current	7,722	7,810
Total liabilities	181,979	182,017
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2021 and June 30, 2021; 26,697,028 and 26,549,438 shares outstanding as of September 30, 2021 and June 30, 2021	279	279
Additional paid-in capital	135,308	137,575
Retained earnings	157,640	175,178
Accumulated other comprehensive loss	(7,544)	(6,749)
	285,683	306,283
Less: Treasury stock, at cost — 1,191,189 shares as of September 30, 2021, and 1,338,779 shares as of June 30, 2021	(17,385)	(20,744)
Total stockholders' equity	268,298	285,539
Total liabilities and stockholders’ equity	$450,277	$467,556

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2021	September 30, 2020
Gross revenue
Utility and Power Infrastructure	$57,204	$60,671
Process and Industrial Facilities	45,210	46,728
Storage and Terminal Solutions	68,312	77,596
Total gross revenue	$170,726	$184,995
Less: Inter-segment revenue
Process and Industrial Facilities	$1,305	$797
Storage and Terminal Solutions	1,328	1,427
Total inter-segment revenue	$2,633	$2,224
Consolidated revenue
Utility and Power Infrastructure	$57,204	$60,671
Process and Industrial Facilities	43,905	45,931
Storage and Terminal Solutions	66,984	76,169
Total consolidated revenue	$168,093	$182,771
Gross profit (loss)
Utility and Power Infrastructure	$(6,107)	$6,913
Process and Industrial Facilities	2,871	3,659
Storage and Terminal Solutions	413	3,778
Corporate	(685)	—
Total gross profit (loss)	$(3,508)	$14,350
Selling, general and administrative expenses
Utility and Power Infrastructure	$3,050	$2,222
Process and Industrial Facilities	2,762	4,050
Storage and Terminal Solutions	4,506	5,143
Corporate	6,311	6,713
Total selling, general and administrative expenses	$16,629	$18,128
Restructuring costs
Utility and Power Infrastructure	$9	$11
Process and Industrial Facilities	7	(500)
Storage and Terminal Solutions	(33)	13
Corporate	622	156
Total restructuring costs	$605	$(320)
Operating income (loss)
Utility and Power Infrastructure	$(9,166)	$4,680
Process and Industrial Facilities	102	109
Storage and Terminal Solutions	(4,060)	(1,378)
Corporate	(7,618)	(6,869)
Total operating loss	$(20,742)	$(3,458)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed ("LNTP"), we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2021	$170,043	$134,777	$157,741	$462,561
Project awards	64,037	94,562	108,288	266,887
Revenue recognized	(57,204)	(43,905)	(66,984)	(168,093)
Backlog as of September 30, 2021	$176,876	$185,434	$199,045	$561,355
Book-to-bill ratio(1)	1.1	2.2	1.6	1.6

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Adjusted Net Loss and Diluted Loss per Common Share(1)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2021	September 30, 2020
Net loss, as reported	$(17,538)	$(3,037)
Restructuring costs incurred	605	(320)
Accelerated amortization of deferred debt amendment fees	1,518	—
Tax impact of adjustments	(546)	82
Adjusted net loss	$(15,961)	$(3,275)

Loss per fully diluted share, as reported	$(0.66)	$(0.12)
Adjusted loss per fully diluted share	$(0.60)	$(0.12)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted diluted loss per common share for the three months ended September 30, 2021 and 2020. The most directly comparable financial measures are net loss and net loss per diluted share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted diluted loss per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.

Reconciliation of Net Loss to Adjusted EBITDA(1)

	Three Months Ended
	September 30, 2021	September 30, 2020
	(In thousands)
Net loss	$(17,538)	$(3,037)
Restructuring costs	605	(320)
Stock-based compensation	1,869	2,218
Interest expense	1,999	375
Provision (benefit) from income taxes	(5,265)	270
Depreciation and amortization	4,052	4,639
Adjusted EBITDA	$(14,278)	$4,145

(1)This table presents Adjusted EBITDA, which we define as net loss before impairment of goodwill and other intangible assets, restructuring costs, stock-based compensation expense, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:

•It does not include impairments to goodwill and other intangible assets. While impairments to intangible assets are non-cash expenses in the period recognized, cash or other consideration was still transferred in exchange for the intangible assets in the period of the acquisition. Any measure that excludes impairments to intangible assets has material limitations since these expenses represent the loss of an asset that was acquired in exchange for cash or other assets.
•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.